CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Seligman Municipal Series Trust:

We consent to the incorporation by reference in this Post-Effective Amendment No. 38 to Registration Statement No. 2-92569 on Form N-1A of our report dated November 29, 2006, relating to the financial statements and financial highlights of Seligman Municipal Series Trust, including, appearing in the Annual Report on Form N-CSR of Seligman Municipal Series Trust, including the California High-Yield, California Quality, Florida and North Carolina Funds, for the year ended September 30, 2006, and to the references to us under the headings “Financial Highlights in the Prospectus and “General Information – Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such registration statement.

/s/    DELOITTE & TOUCHE LLP

New York, New York

January 26, 2007